Exhibit 10.1

January 25, 2013 (Revised 2/26/13)

BY HAND

Ms. Lauren A. Farrell

78 Partridge Hill Rd.

Braintree, MA 02184

RE:	Separation Agreement and General Release

Dear Lauren:

This Confidential Separation Agreement and General Release (the “Agreement”) sets forth and confirms the understanding between you and HeartWare, Inc. (together with its affiliates, “HeartWare”) relating to your separation from HeartWare. As used in this Agreement, “HeartWare” includes HeartWare, its former and present owners, parents, stockholders, predecessors, successors, assigns, agents, directors, employees, officers, subsidiaries and all persons acting by, under, or in concert with any of them.

The purpose of this Agreement is to establish an amicable arrangement for ending your employment relationship with HeartWare, to permit you to receive severance pay benefits and to release HeartWare from any claims. As we have discussed, your employment with HeartWare will terminate on March 1, 2013 (“Termination Date”). Between now and the Termination Date, it is our expectation that you use your best efforts to assist with transition services as reasonably requested.

Your right to receive the benefits described below is subject to your timely and effective signature and delivery of this Agreement, as well as a final release in the form attached hereto as Exhibit A (“Final Release”). You will have at least twenty-one (21) calendar days from your receipt of this letter to consider whether to sign the Agreement. Once you have signed the Agreement, you will have a period of seven (7) calendar days to revoke the Agreement, and it will not become effective until this revocation period has expired, without revocation. If you have not delivered to Marcie Cain, Vice President of Human Resources, both (a) a signed copy of this Agreement by February 28, 2013 and (b) a signed Final Release on the Termination Date, your eligibility to receive the benefits described in Section 2 below will terminate.

1.	Employment Status, Final Payments and Benefit Eligibility.

The following will apply whether or not you sign this Agreement:

(a)	Your employment with HeartWare will end on the Termination Date. Your salary and benefits will cease as of that date, and any entitlement you had or might have had under any HeartWare-provided benefit program will also end except as required by federal or state law or as otherwise described below.

(b)	You will be paid all wages earned but unpaid through the Termination Date.

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(c)	You will be paid your annual performance bonus for 2012 calendar year, to extent earned, on or about February 15, 2013.

(d)	You will be paid for all vacation time accrued and unused through the Termination Date.

(e)	You will continue to be covered by HeartWare medical plans (as currently elected) through March 31, 2013. Your rights under the federal law known as COBRA shall attach on April 1, 2013 and will entitle you to participate in HeartWare’s medical plans, at your expense, with the same coverage that you are participating in as of your Termination Date, for a period of up to 18 months. You must complete the COBRA enrollment documents in order to continue group medical plan coverage(s), and timely elected coverage will be retroactive to April 1, 2013.

(f)	You will be reimbursed for any business expenses incurred and approved through the Termination Date consistent with HeartWare policy, subject to the timely submission of properly documented business expense reports.

(g)	After the Termination Date, you will not be entitled to participate further in any HeartWare benefit plans, except as noted above in paragraph (e) above, and in paragraphs 2(b) and 2(e) below, if applicable.

2.	Consideration. Upon HeartWare’s timely receipt of the Agreement and Final Release signed by You, and your return of all HeartWare property as set forth in Section 3 below (the first day after such conditions have been met on or following the Termination Date will be the “Effective Date”), the following will apply:

(a)	Severance Pay. HeartWare will pay you on HeartWare’s regular payroll schedule the gross amount of nine thousand four hundred and seven dollars and fifty six cents ($9,407.56), which is equivalent to your regular base pay, for six (6) months (hereinafter the “Salary Continuation Period”). HeartWare may deduct from the salary continuation payments any required withholding taxes or government payments. Notwithstanding any language to the contrary, no salary continuation payments shall be made until the first regularly scheduled payroll date following the Effective Date of this Agreement.

(b)

Health Benefit Continuation. If you are eligible under COBRA to elect continued group health coverage (“Eligible”) and you timely elect such coverage, then between April 1, 2013 and September 30, 2013, so long as (i) you remain Eligible and (ii) you are not entitled to participate in another employer’s group health plan (hereinafter, the “Eligibility Period”), you will be entitled to participate in HeartWare’s group health plan to the same extent you were participating as of the Termination Date and HeartWare will be responsible for the payment of the entire premium during the Eligibility Period. At the end of the Eligibility Period, HeartWare will no longer be obligated to pay premiums as described, and group health coverage will be continued

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only to the extent required by COBRA and only to the extent that you timely pay the full premium amount required for continuation of group health coverage. You should consult the COBRA materials that will be provided by HeartWare for details regarding your eligibility for, and election of, COBRA continuation coverage.

(c)	Outplacement Benefits. You will be provided with specified professional outplacement benefits with an outplacement provider selected by HeartWare, provided that you begin outplacement services within four (4) weeks after the Termination Date. To the extent that you elect not to utilize outplacement services, you will not be entitled to the cash equivalent value of these services.

(d)	Consulting Arrangement. You and HeartWare agree that you will provide consulting services to HeartWare during the period between March 2, 2013 and December 31, 2013 (“Consulting Period”) on an as-needed basis when reasonably requested by the CEO or CFO of HeartWare, and reasonably agreed upon by you. You will provide consulting services at times and places mutually agreeable to you and HeartWare, not to exceed twenty-five (25) hours per month. During the Salary Continuation Period you will not receive any further compensation or benefits for consulting services. Thereafter, for the remainder of the Consulting Period, upon receipt of invoice for services delivered, HeartWare will pay you consulting fees at the rate of two-hundred dollars ($200) per hour for consulting services.

(e)	Equity. Any shares of restricted stock (“RSU’s) and options to purchase shares in HeartWare (“Option Shares”) granted to you by HeartWare shall continue to vest through the Consulting Period. Upon the termination of the Consulting Period, any unvested RSUs and Option Shares shall terminate, and you will have thirty (30) days to exercise any vested Option Shares.

3.	Return of Property. Subject to retaining, with HeartWare’s knowledge and agreement, the HeartWare property required for you to provide consulting services during the Consulting Period, you agree that on or prior to the Termination Date you will have returned to HeartWare all HeartWare property in your possession or control, including but not limited to documents, tapes, notes, computer files, equipment, customer lists and other information or materials (and all copies) which contain confidential information, as well as any laptop, cellular phone, or other equipment provided to you by HeartWare.

4.	Release. By signing below, you make the following promises to HeartWare in consideration for your receipt of benefits under this Agreement and the performance of its terms and conditions. Specifically:

(a)

You voluntarily, irrevocably, and unconditionally release and discharge HeartWare, and its former and present owners, parents, shareholders, predecessors, successors, assigns, agents, directors, officers, employees, officers, subsidiaries, and affiliates, and all persons acting by, under, or in concert with any of them (collectively, “Releasees”) from any and all complaints, claims, demands, contracts, liabilities, actions, causes of

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action, promises, or rights of any nature whether known or unknown and whether in law or in equity which you now own or hold or have at any time owned or held against Releasees arising out of or in any way connected with your employment relationship with or separation from employment at HeartWare and any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, resulting from any act or omission by or on the part of Releasees committed or omitted on or prior to the date you sign this Agreement. Without limiting the generality of the foregoing, this release includes all claims under any federal, state, or local law or regulation dealing with employment, discrimination, and the payment of wages, including statutes such as federal and state wage and hour laws, federal and state whistleblower laws, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Lilly Ledbetter Fair Pay Act of 2009, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act (excluding COBRA), the Vietnam Era Veterans Readjustment Assistance Act, the Fair Credit Reporting Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers’ Benefit Protection Act, the Occupational Safety and Health Act, the Sarbanes-Oxley Act of 2002, state and federal False Claims Act, the Worker Adjustment and Retraining Act(WARN), Massachusetts General Laws c. 151B, Massachusetts General Laws c. 93, § 102, Massachusetts General Laws c. 12, §§ 11H and 11I, the Massachusetts Wage Act, and Massachusetts General Laws c. 149, § 148, all as amended; as well as all claims arising from any contract, whether oral or written, express or implied; promissory estoppel; any tort, including, without limitation, assault, battery, defamation, misrepresentation, intentional interference with contract; any claim for equity or other benefits; or any other statutory and/or common law claim.

(b)	You specifically and expressly acknowledge that this Agreement is intended to include and extinguish all claims, known and unknown, which exist up to and including the date you sign this Agreement and which arise from your employment with or separation from employment at HeartWare and that no possible claim against Releasees would materially affect or change your complete and voluntary acceptance of this Agreement, even if such claim were unknown at the time of signing of this Agreement and discovered after that signing.

(c)

You represent and agree that (i) the payments and benefits set forth in this Agreement, together with payments and benefits HeartWare previously provided to you, are complete payment, settlement, accord and satisfaction with respect to all obligations and liabilities of HeartWare to you, and with respect to all claims, causes of action and damages that could be asserted by you against the Releasees regarding your employment with, change in employment status with, and/or termination from employment with HeartWare, including, without limitation, all claims for wages, salary, commissions, vacation pay, draws, car allowances, incentive pay, bonuses, business expenses, paid time off, stock and stock options, severance pay, attorneys’ fees, compensatory damages, exemplary damages, or other compensation, benefits,

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costs or sums; (ii) you have no known workplace injuries or occupational diseases and that you either have been provided or you have not been denied any leave requested under the Family and Medical Leave Act; and (iii) you have not complained of and you are not aware of any fraudulent activity or any act(s) which would form the basis of a claim of fraudulent or illegal activity by the Releasees.

(d)	Notwithstanding anything to the contrary in this section 4, this release does not include the release of any rights that cannot by law be released by private agreement, including but not limited to those relating to unemployment benefits or workers’ compensation benefits. Further, this release does not release claims to enforce the terms and conditions of this Agreement.

(e)	THIS RELEASE CONTAINS A WAIVER OF RIGHTS UNDER THE MASSACHUSETTS WAGE ACT: You acknowledge, agree and understand that employees have certain rights under the Massachusetts Wage Act, M.G.L. chapter 149 et seq. (the “MA Wage Act”) regarding when, how, and how much they must be paid, including but not limited to the right to be paid wages earned within timeframes provided in the MA Wage Act; that wages include amounts payable to employee for hours worked, which may include salaries, determined and due commissions, overtime pay, tips, and earned vacation or holiday payments due to employees under oral or written agreements; and that employees have the right to bring private lawsuits for violation of the MA Wage Act.

(f)	HeartWare voluntarily, irrevocably, and unconditionally releases and discharges you from any and all complaints, claims, demands, contracts, liabilities, actions, causes of action, promises, or rights of any nature whether known or unknown and whether in law or in equity which it now owns or holds or has at any time owned or held against you arising out of or in any way connected with your employment relationship with or separation from employment at HeartWare and any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, resulting from any act or omission by or on the part of you committed or omitted on or prior to the date you sign this Agreement; provided, however, nothing herein releases any claims by HeartWare against you for intentional wrongdoing and any such claims currently unknown.

5.	Waiver of Rights and Claims under the Age Discrimination in Employment Act of 1967.

Because you are 40 years of age or older, you are being informed that you may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (ADEA), and by signing this Agreement:

(a)	you agree that in consideration for the payments described in paragraph 2 of this Agreement, which you are not otherwise entitled to receive, you specifically and voluntarily waive such rights and/or claims under the ADEA you might have against Releasees to the extent such rights and/or claims arose through the date you sign this Agreement;

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(b)	you acknowledge that you are hereby advised by HeartWare of your right to consult with an attorney prior to signing this Agreement, you have had the opportunity to review and reflect on all terms of this Agreement, and you have not been subject to any undue or improper influence interfering with the exercise of your free will to sign this Agreement;

(c)	you further acknowledge that when HeartWare presented you with the original draft of this Agreement, you were informed that you had at least twenty-one (21) calendar days within which to consider its terms and to consult with or seek advice from an attorney or any other person of your choosing, subject to the confidentiality provisions of Section 8(a) below;

(d)	you will have seven additional days after you sign this Agreement to revoke it, and this Agreement will not become effective or enforceable until this revocation period has expired without your timely and proper revocation. If you choose to revoke this Agreement, you must contact Marcie Cain to advise her of your decision to revoke the Agreement. You must also send Ms. Cain written notice of your decision to revoke the Agreement, which must be received by her within the seven-day revocation period. If the seven day revocation period ends on a weekend or holiday, the seven day revocation period will be extended to the next business day; and

(e)	you agree that any changes, material or immaterial, to this Agreement will not restart the twenty-one day consideration period.

6.	Voluntary Assent.

You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this Agreement, and that you fully understand the meaning and intent of this Agreement. You acknowledge that you have been afforded a reasonable opportunity to fully discuss and review the terms of this Agreement with an attorney. You further represent that you have carefully read this Agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free will.

7.	Future Conduct.

(a)	You agree to keep the terms of this Agreement confidential and not to divulge the contents of this Agreement to any person other than to your immediate family

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members and attorneys (so long as each such person agrees to be bound by the confidential nature of this Agreement), as required by court order or subpoena, or as necessary to complete tax returns, until such time as HeartWare makes this Agreement or its contents public as it deems necessary to comply with its securities and other legal obligations.

(b)	You agree that neither you nor anyone acting at your request or on your behalf shall disparage, defame, criticize or comment in any negative manner on the business, employment or personnel practices of HeartWare or any of its subsidiaries or affiliates, or any of its or their current, former or future officers, directors, shareholders, investors, employees, representatives, agents or attorneys, except if testifying truthfully under oath pursuant to a lawful court order or subpoena. If you receive such a court order or subpoena, you or your attorney shall provide HeartWare with a copy of such court order or subpoena within two (2) business days of your receipt of it and shall notify HeartWare of the content of any testimony or information to be provided and provide HeartWare with copies of all documents to be produced. HeartWare agrees that it will direct Peter McAree and Doug Godshall to not disparage, defame, criticize or comment in any negative manner about you, except if testifying truthfully under oath pursuant to a lawful court order or subpoena.

(c)	You represent that no charges, complaints or actions of any kind have been filed by you or on your behalf against HeartWare with any federal, state or local court or agency. Nothing in this Agreement shall bar or prohibit you from contacting, seeking assistance from or participating in any proceeding before any federal or state administrative agency to the extent permitted by applicable federal, state and/or local law. However, you nevertheless will be prohibited to the fullest extent authorized by law from obtaining monetary damages in any agency proceeding in which you do so participate.

8.	Non-Solicitation; Non-Competition.

During the 12 months after your termination of employment, you acknowledge and agree that you shall not, directly or indirectly, on your own behalf or on behalf of any third party, without the express written consent of HeartWare:

(a)	canvass, solicit, target, induce or entice or endeavor to solicit, target, induce or entice away from HeartWare, or attempt to divert, reduce or take away, the business or patronage (with respect to products or services of the kind or type developed, produced, marketed, furnished or sold by HeartWare with which you were substantively involved during the course of your employment with HeartWare) of, of any of the clients, customers, vendors, suppliers or accounts, or prospective clients, customers, suppliers, vendors or accounts of HeartWare that you contacted, solicited or served while employed by HeartWare or supplier to or in the habit of dealing with HeartWare;

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(b)	target, recruit, solicit, hire away, or otherwise interfere with the employment relationship of, or endeavor to entice away, any employee of HeartWare, or otherwise induce any such employee to cease their relationship with HeartWare; or

(c)	become employed by, associated with or render services to Thoratec Corporation.

You understand, acknowledge and agree that the restrictive covenants contained in this Agreement are reasonable in scope and necessary to protect HeartWare and are supported by legitimate business interests of HeartWare, including without limitation the protection of HeartWare’s trade secrets, confidential business information and goodwill. You further agree that in the event of your breach of this paragraph 8, HeartWare would suffer substantial irreparable harm and that HeartWare would not have an adequate remedy at law for such breach. In recognition of the foregoing, you agree that in the event of a breach or threatened breach of any of these covenants, in addition to such other remedies as HeartWare may have at law, without posting any bond or security, HeartWare shall be entitled to seek and obtain equitable relief, in the form of specific performance, or temporary, preliminary or permanent injunctive relief, or any other equitable remedy which then may be available.

9.	Non-Disclosure of Confidential Information.

You acknowledge that your obligations under the “Proprietary Information, Confidentiality and Inventions Assignment Agreement” between you and HeartWare survive the termination of your employment with HeartWare, apply to consulting services performed during the Consulting Period and are unaffected by this Agreement.

10.	Default.

You hereby agree that, upon any breach or default by you in respect of your obligations under this Agreement, including without limitation, your obligations under Sections 3, 4, 5, 7, 8 and 9, HeartWare shall have the following rights and remedies (which shall not be mutually exclusive), in addition to any other rights and remedies which may be available pursuant to other provisions of this Agreement or at law or in equity:

(a)	HeartWare shall not be required to make any additional payment of the severance benefits described under paragraph two (2) or fulfill its obligations under paragraph two (2) of the Agreement.

(b)	HeartWare shall have the right and option to require you to reimburse HeartWare for the aggregate amount of all severance benefits previously paid to you pursuant to paragraph two (2) of the Agreement, promptly following demand therefor to you.

(c)	HeartWare shall have the right and option to terminate the consulting arrangement described in paragraph two (2) of the Agreement.

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11.	Representations and Governing Law.

(a)	You and HeartWare acknowledge that in executing this Agreement, neither party has relied on any statements, promises or representations made by the other party except as specifically memorialized in this Agreement. This Agreement is the complete agreement of the parties on or in any way related to the subject matter addressed in the Agreement and your employment and separation from employment, and it supersedes and cancels all other previous agreements or understandings between the parties, except for the Proprietary Information, Confidentiality and Inventions Assignment Agreement between you and HeartWare (“Confidentiality Agreement”), which shall remain in full force and effect in accordance with its terms. This Agreement specifically incorporates the Confidentiality Agreement, and nothing herein precludes the continued enforcement of the Confidentiality Agreement. This Agreement cannot be modified or rescinded except upon the written consent of both you and HeartWare.

(b)	If any provision of this Agreement is held to be unenforceable, such provision shall be considered to be distinct and severable from the other provisions of this Agreement, and such unenforceability shall not affect the validity and enforceability of the remaining provisions. If any provision of this Agreement is held to be unenforceable as written but may be made enforceable by limitation, then such provision shall be enforceable to the maximum extent permitted by applicable law. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

(c)	You represent and warrant that you have the full power, capacity, and authority to enter into this Agreement and have not assigned, pledged, encumbered or in any manner conveyed all or any portion of the potential claims covered by this Agreement. This Agreement cannot be assigned by you, and it shall be binding upon HeartWare’s successors and assigns.

(d)	The validity, performance and enforceability of this Agreement will be determined and governed by the laws of the Commonwealth of Massachusetts without regard to its conflict of laws principles.

(e)	The existence and execution of this Agreement shall not be considered as an admission of any liability, violation, error or omission by you or HeartWare.

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If you agree to the foregoing, kindly sign and return the enclosed copy of this letter to me on or before February 28, 2013.

Sincerely,

/s/ Marcie Cain Marcie Cain
Vice President, Human Resources

I REPRESENT THAT I (A) HAVE READ AND FULLY UNDERSTAND THE TERMS AND CONDITIONS OF THIS AGREEMENT; (B) HAVE HAD SUFFICIENT TIME TO CONSIDER THE AGREEMENT; AND (C) AM VOLUNTARILY AND WILLINGLY SIGNING IT.

Agreed and accepted:

/s/ Lauren A Farrell Lauren A Farrell	2/26/13 Date

This paragraph only applies if you want to sign this Agreement prior to the full 21 day consideration period. By initialing below, you acknowledge that you have consulted with an attorney regarding this Agreement or chosen not to consult with an attorney and have considered carefully every provision of this Agreement, and that after having engaged in those actions, prefer to and have requested that you enter into this Agreement prior to the expiration of the twenty-one (21) calendar day period set forth above.

/s/ LAF Initial	2/26/13 Date

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GENERAL RELEASE AND WAIVER OF CLAIMS

In consideration of my receipt of benefits described in the Separation Agreement and General Release between HeartWare, Inc. (“HeartWare”) and me, I voluntarily, irrevocably, and unconditionally release and discharge HeartWare, and its former and present owners, parents, shareholders, predecessors, successors, assigns, agents, directors, officers, employees, officers, subsidiaries, and affiliates, and all persons acting by, under, or in concert with any of them (collectively, “Releasees”) from any and all complaints, claims, demands, contracts, liabilities, actions, causes of action, promises, or rights of any nature whether known or unknown and whether in law or in equity which I now own or hold or have at any time owned or held against Releasees arising out of or in any way connected with my employment relationship with or separation from employment with HeartWare and any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, resulting from any act or omission by or on the part of Releasees committed or omitted on or prior to the date I sign this Agreement. Without limiting the generality of the foregoing, this release includes all claims under any federal state, or local law or regulation dealing with employment, discrimination, and the payment of wages, including statutes such as federal and state wage and hour laws, federal and state whistleblower laws, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Lilly Ledbetter Fair Pay Act of 2009, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act (excluding COBRA), the Vietnam Era Veterans Readjustment Assistance Act, the Fair Credit Reporting Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers’ Benefit Protection Act, the Occupational Safety and Health Act, the Sarbanes-Oxley Act of 2002, state and federal False Claims Act, the Worker Adjustment and Retraining Act(WARN), Massachusetts General Laws c. 151B, Massachusetts General Laws c. 93, § 102, Massachusetts General Laws c. 12, §§ 11H and 11I, the Massachusetts Wage Act, and Massachusetts General Laws c. 149, § 148, all as amended; as well as all claims arising from any contract, whether oral or written, express or implied; promissory estoppel; any tort, including, without limitation, assault, battery, defamation, misrepresentation, intentional interference with contract; any claim for equity or other benefits; or any other statutory and/or common law claim.

I REPRESENT THAT I (A) HAVE READ AND FULLY UNDERSTAND THE TERMS AND CONDITIONS OF THIS GENERAL RELEASE AND WAIVER OF CLAIMS; (B) HAVE HAD SUFFICIENT TIME TO CONSIDER THE AGREEMENT; AND (C) AM VOLUNTARILY AND WILLINGLY SIGNING IT.

Agreed and accepted:

/s/ Lauren A Farrell Lauren A Farrell	2/26/13 Date

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